EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Atlas Corp.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-180895, 333-195571, 333-200639, 333-220176, 333-224288, 333-227597, 333-229312, and 333-230524) on Form F-3, (Nos. 333-151329, 333-202698 and 333-224291) on Form F-3D, and (Nos. 333-173207, 333-189493, 333-200640, 333-212230 and 333-222216) on Form S-8 of Atlas Corp. of our reports dated April 10, 2020, with respect to the consolidated balance sheets of Seaspan Corporation as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, puttable preferred shares and shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 20-F of Atlas Corp.

Our report dated April 10, 2020 in connection with the consolidated financial statements refers to the adoption of Accounting Standard Update 2016-02, “Leases”, on January 1, 2019, the date of initial application and to the prospective change in the method of accounting for acquisitions in the year ended December 31, 2018 due to the adoption of Accounting Standards Update 2017-01, “Clarifying the Definition of a Business”

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

April 10, 2020